Exhibit 10.31

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

PROGRAM AGREEMENT

This Program Agreement (“Agreement”) dated this 24 day of February, 2006, between JACKSON HEWITT INC., a Virginia corporation (“Jackson Hewitt”) with its principal place of business at 3 Sylvan Way, Parsippany, New Jersey 07054, HSBC TAXPAYER FINANCIAL SERVICES INC., a Delaware corporation, with offices located at 90 Christiana Road, New Castle, Delaware (“HSBC”) and BENEFICIAL FRANCHISE COMPANY, INC., a Delaware corporation and an affiliate of HSBC, with its principal offices located at 90 Christiana Road, New Castle, Delaware (“Beneficial Franchise”).

Recitals

WHEREAS, Jackson Hewitt (i) is the franchisor of the Jackson Hewitt Tax Service® tax preparation system to independently owned and operated franchisees (“Franchisees”) and (ii) through Tax Service of America, Inc. (“TSA”), a wholly owned subsidiary, owns and operates Jackson Hewitt Tax Service tax preparation offices (“Corporate Stores,” and, together with Franchisees, “Operators”); and

WHEREAS, the Operators provide to customers computerized federal and state individual income tax return preparation with electronic filing and offer or facilitate related services; and

WHEREAS, HSBC administers, and its affiliate offers, certain financial products to customers of tax service companies; and

WHEREAS, Beneficial Franchise is the owner of certain patents which provide Beneficial Franchise with rights to certain processes and methods used in the processing and administration of certain financial products; and

WHEREAS, HSBC desires the opportunity for itself and its affiliate to respectively administer and offer financial products to certain customers of Jackson Hewitt Tax Service, and Jackson Hewitt desires that HSBC and its affiliate respectively administer and offer financial products to such customers on the terms and conditions set forth in this Agreement; and

WHEREAS, if customers accept an offer of financial products, HSBC shall arrange for the provision of such financial products and administer the program as more fully set forth in this Agreement; and

WHEREAS, HSBC desires, and Jackson Hewitt agrees to provide, its marketing and training services and personnel in connection with and to devote support and additional resources in support of the Program; and

WHEREAS, simultaneous with the execution of this Agreement HSBC shall enter into a technology services agreement with Jackson Hewitt Technology Services Inc. in connection with

HSBC and its affiliate respectively administering and offering the Program (“Technology Services Agreement”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. In addition to the other definitions set forth in the Agreement, the following terms are defined as follows:

1.1 “ACR” shall mean an accelerated check refund, assisted direct deposit or ADD, or such other product or terminology used to describe the process by which the Originator receives the Customer’s refund from the taxing authority through a deposit account set up by the Originator before forwarding the net proceeds to the recipient.

1.2 “Applicant” shall mean an individual electing to apply for a Financial Product at the office location of an Operator in connection with the Program.

1.3 “Application” shall mean one or more HSBC Financial Product application forms to be used by an Applicant, including any supplemental application forms.

1.4 “Applicable Law” shall mean all applicable federal, state and local laws, rules and regulations.

1.5 “Business Day” shall mean any day that is not a Saturday, Sunday legal holiday or other day on which banks in the state of New York are required or permitted to be closed.

1.6 “Customer” shall mean a Jackson Hewitt Tax Service customer that was also a customer of one of the financial institutions that provided financial products facilitated by Jackson Hewitt Tax Service offices and such customer received a RAL, a funded Federal ACR, or a funded State ACR from such financial institution. For purposes of this definition, joint borrowers or joint recipients of such a financial product shall constitute one “Customer” and a customer that receives both a RAL or funded Federal ACR and a funded state ACR shall count as two “Customers”.

1.7 “Financial Product” shall mean any product offered by the Originator under the Program, including, without limitation, RAL, Money NowSM Loan, ACR, HELP® Loan, Flex Loan, and any similar product or any such product as modified, as offered from time to time.

1.8 “IRS” shall mean the Internal Revenue Service.

1.9 “Marks” shall mean the names, trademarks, service marks, trade names, service names, and logos of a party,, as the same may be amended from time to time.

1.10 “Money Now Loan” shall mean a Money Now Loan (pf) and Money Now Loan (std) collectively.

1.11 “Money Now Loan (pf)” shall mean a loan by the Originator to an Applicant based on, among other things, the Applicant’s anticipated Federal income tax refund, with proceeds of such loan available on the same day the loan is approved by the Originator, offered in the month of January and without a final tax return being prepared and filed with the IRS at the time.

1.12 “Money Now Loan (std)” shall mean a loan by the Originator to an Applicant based on, among other things, the Applicant’s anticipated Federal income tax refund, with proceeds of such loan available on the same day the loan is approved by the Originator, with a final tax return being prepared and filed with the IRS in the same office visit as the Applicant applies for such a loan, or if the Applicant applies prior to the first day of electronic filing, the final tax return being filed on the first day of electronic filing.

1.13 “New Financial Products” shall mean financial products that are not Financial Products.

1.14 “Originator” shall mean the state or nationally chartered banking institution, designated by HSBC in accordance with Section 4.1.

1.15 “Program Protocols” shall mean those processes and procedures developed by HSBC for offering Financial Products pursuant to the Program, including, but not limited to, EFS Requirements, Quick Reference Guide, HSBC Bank Book materials, and the HSBC Bank Product Compliance Training materials.

1.16 “Program Requirements” shall mean the requirements set forth in Section 3.3 and any other requirements mutually agreed upon in writing by the parties.

1.17 “Qualifying Procedures” shall mean procedures developed from time to time by HSBC relating to an Applicant qualifying to apply for Financial Products and the Application process pursuant to the Program.

1.18 “RAL” shall mean a refund anticipation loan based upon, among other things, and secured by, an Applicant’s anticipated Federal income tax refund.

1.19 “Tax Season” shall mean the period beginning on January 2 of a calendar year and ending on the last day an individual is permitted to file a federal income tax return with the IRS without extension, typically April 15 of such calendar year.

2. THE PROGRAM.

2.1 The Program. Pursuant to the terms and subject to the conditions of this Agreement, HSBC shall administer, and its designated Originator as provided for herein shall

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

offer, Financial Products to certain customers of Jackson Hewitt Tax Service (as determined herein) during each Tax Season and at such other times as mutually agreed to by the parties, during the Term (the “Program”).

2.2 Limited Exclusivity.

(a) HSBC (or its designated Originator) shall have the opportunity to offer Financial Products to customers of designated Jackson Hewitt Tax Service Operators based upon such Operators’ office locations as set forth in, or as determined by Jackson Hewitt in accordance with the terms of, this Agreement. To the extent an Operator’s location is designated by Jackson Hewitt as an HSBC location for a Tax Season (and any related period of time), then Jackson Hewitt shall not contract with any other financial product provider to have the opportunity to offer Financial Products to the customers of such Operator’s location.

(b) For Tax Season 2006 HSBC (or its designated Originator) shall offer, and shall be the sole and exclusive provider of, Financial Products to Jackson Hewitt Tax Service customers of the following designated locations: [*].

(c) For Tax Season 2007 and any subsequent Tax Seasons under this Agreement, if extended, Jackson Hewitt shall have the sole and exclusive right to determine the locations to be designated as HSBC locations for such Tax Season, subject to the other terms and conditions of this Agreement including Article 7 hereof Jackson Hewitt shall provide notice of such designation to HSBC no later than the [*] prior to such applicable Tax Season. HSBC (or its designated Originator) shall be the sole and exclusive provider of Financial Products in those designated locations.

(d) The designation of locations in this Section 2.2 is subject to, and may be modified in accordance with, the requirements of the multi-state operations of an Operator as defined by processing center and may result in certain locations, whether within designated states or outside designated states, being excluded from or included in, as the case may be, the designated locations for HSBC under the Program in any given Tax Season; provided, however, that the remaining office locations designated after such adjustment shall continue to meet the requirements set forth in Article 7.

(e) For the term of the Agreement, unless otherwise agreed to by Jackson Hewitt and HSBC, HSBC (or its designated Originator) shall offer and be the provider of the Financial Product referred to as Flexloan for customers of all locations operated as Corporate Stores and all locations operated by Franchisees.

(f) With respect to the designated locations as referenced in this Article 2, Jackson Hewitt shall require the Operators of such locations to enter into separate agreements, with HSBC, in the form currently in effect with TSA and Franchisees for Tax Season 2006, and modified as required herein, with HSBC to enroll and participate in the Program on an annual basis (each, a “Participation Agreement”). HSBC shall provide the form of Participation Agreement to Jackson Hewitt by September 30 of each year, and HSBC and Jackson Hewitt shall use their commercially reasonable efforts to distribute and collect executed agreements, no later than the December 28th prior to each Tax Season. In the event an Operator has not executed a Participation Agreement, such Operator shall not be permitted to participate in the Program. Jackson Hewitt shall cause TSA to execute the Participation Agreement for designated locations and not to participate in any competing program for designated locations. Jackson Hewitt shall use commercially reasonable efforts to cause each Franchisee operating a designated location to execute a Participation Agreement and not operate in any competing program for designated locations. Jackson Hewitt shall enforce its rights under its franchise agreements with respect to compliance with the foregoing by its Franchisees and to assist HSBC in enforcing its rights under the Participation Agreements. Notwithstanding anything contained herein to the contrary, nothing herein shall create any obligations or rights between Operators and HSBC. Any and all such obligations or rights shall be set forth in the Participation Agreement, including the Operators obligations to follow applicable Program Protocols.

3. RIGHTS, DUTIES AND OBLIGATIONS OF JACKSON HEWITT.

3.1 Duties. Jackson Hewitt shall comply with all applicable Program Protocols and Applicable Law in connection with the performance of its obligations hereunder. With respect to obligations of the Operators hereunder, and notwithstanding anything to the contrary set forth herein, Jackson Hewitt agrees to (i) cause TSA to be in compliance with Applicable Law and applicable Program Protocols; (ii) use commercially reasonable efforts to encourage compliance by Franchisees with Applicable Law and applicable Program Protocols, and take actions reasonably deemed appropriate by Jackson Hewitt in the event of non-compliance, including exercising rights under the respective franchise agreements with respect to Franchisees.

3.2 Training. Jackson Hewitt shall devote employees and resources as it deems reasonably necessary to provide training to Operators and corporate staff in connection with the facilitation of the Program, including with respect to forms, documents, product descriptions and the Profiler ® system. Jackson Hewitt shall provide a training manual to Operators and shall also provide other mutually agreed to training to the Operators and shall deliver to HSBC a certification that training has been provided.

3.3 Program Requirements. Jackson Hewitt shall cause Operators to perform the following Program Requirements:

(i) prepare and/or collect and file with appropriate taxing authorities federal and state income tax returns (the “Returns”) for its customers.

(ii) require each Applicant to complete and sign the Application and to provide all requested information as part of the Application process, take such action as shall be reasonably necessary to obtain the certification required by the Application, and ensure that all material information received from the Customer, including social security number(s), is accurately reflected.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

(iii) complete IRS Form 8453 and any such other IRS or state forms as are required to complete the Application process and have such forms signed by the Applicant and an employee of the Operator. Such forms shall indicate that the account is a “checking” account and that the source is “other”, and shall include information provided by HSBC (such as the applicable check routing number and applicable client account number) and shall name Originator as the financial institution and the same information shall be contained in the appropriate data fields as part of the electronically filed Return.

(iv) follow all Qualifying Procedures and all procedures built into the Profiler® system.

(v) deliver to Applicant, have them sign, if applicable, and provide Applicant with a copy of the signed Application, signed IRS Form 8453 or similar form, and signed Loan Agreement and Disclosure Statement(s), and any other agreements and documents required as part of the Program.

(vi) retain a copy of each Applicant’s signed documents relating to the Program in the Applicant’s customer file maintained by the Operator for a period of five years from the date on such documents (after which time such documents may be discarded in accordance with applicable legal requirements) and to forward to HSBC copies of all such documents upon HSBC’s written request.

(vii) (a) affix a facsimile signature by way of an imprint of the authorized signatory of Originator for those customers that elect their Financial Product to be disbursed by check, (b) take reasonable measures to keep such checks secure and safeguarded against loss or misuse; and (c) deliver such checks to Applicants in accordance with Program Protocols.

(viii) promptly notify HSBC, in the event an Applicant notifies such Operator that a check disbursed by such Operator has become lost, or that the Applicant has not received a check mailed by HSBC within fourteen (14) days of expected receipt, to: (i) cause a stop payment; and (ii) facilitate the issuance of a new check and an indemnifying bond in a form satisfactory to HSBC, which bond shall be completed by the Customer.

3.4 Marketing Materials. Jackson Hewitt may (but shall not be obligated to) create marketing or promotional materials that relate, in whole or in part, to the Program. In all cases in which HSBC’s or Originator’s Marks are used in such materials or Financial Products are referenced, such materials shall conform to the HSBC’s marketing guidelines that have been provided to Jackson Hewitt in advance of each Tax Season, and HSBC shall have the opportunity to review, comment upon, and approve or disapprove the same within [*] of its receipt thereof. If HSBC disapproves of such materials, the parties shall mutually agree on alternative language within [*] thereafter. If HSBC approves such materials, such materials shall be in compliance with the Federal Truth in Lending Act or Regulation Z of the Federal Reserve Board, or other federal or state laws or regulations solely applicable to national banks or consumer lenders and Jackson Hewitt may rely on the same. Jackson Hewitt shall be responsible for, and shall not have the right to rely on HSBC’s review for, any other Applicable Law.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

3.5 Access to Offices. Jackson Hewitt shall require each Operator participating in the Program to grant HSBC access to such Operator’s office locations upon notice to and approval by Jackson Hewitt (which approval shall not be unreasonably withheld) for the purpose of assisting and facilitating the operation of the Program at such office locations. The foregoing shall be set forth in the Participation Agreement. Further, in connection with such access, HSBC may inspect any forms, documents, marketing and promotional materials, and check stock that the Operator may possess relating to the Program.

3.6 Operators. Jackson Hewitt acknowledges that the Originator is a regulated financial institution and has ultimate control in the setting of the credit criteria and fees it charges to customers. HSBC shall also have the right to determine whether any fees or charges by Operators in connection with the facilitation of Financial Products shall be permitted under the Program. HSBC shall provide notice to Jackson Hewitt of any such determinations in advance of a Tax Season which shall also be set forth in the Participation Agreement.

4. RIGHTS, DUTIES AND OBLIGATIONS OF HSBC.

4.1 Designation of Originator. HSBC Bank N.A. shall be the designated Originator of the Program until such time that a different affiliate of HSBC is designated. If the Originator is not to be HSBC Bank N.A., HSBC shall deliver written notice to Jackson Hewitt no later than the August 31st prior to the relevant Tax Season setting forth the name of its affiliate designated to be the Originator. All Originators shall have sufficient net worth to support the Program.

4.2 The Program.

(a) Offering Financial Products. HSBC or its Originator shall offer Financial Products to Jackson Hewitt Tax Service customers as designated pursuant to Article 2 hereof in accordance with the terms of this Agreement, all other agreed to terms of the Program, and the Program Protocols. HSBC shall administer and the Originator shall provide Financial Products to Applicants in accordance with this Agreement, all other agreed to terms of the Program, and the Program Protocols, and applicable established credit criteria.

(b) HSBC acknowledges that Jackson Hewitt Tax Service operates through multiple locations and not all of which are subject the terms of this Agreement and that HSBC is seeking the assistance of Jackson Hewitt and its affiliates in the building of the Program and the software relating to it. Toward that end, HSBC agrees that it will accommodate commercially reasonable requests of Jackson Hewitt with respect to the Program to ensure that Jackson Hewitt’s programs are not inconsistent and impractical or unduly burdensome. The parties shall mutually agree as to whether Jackson Hewitt’s request is made in connection with (i) the preceding sentence or (ii) otherwise a general modification, expansion, improvement of the Program or specific change to the Program. In the event that such a request is made in connection with clause (i) above, HSBC shall provide cost estimates (excluding costs of internal resources) to Jackson Hewitt. If Jackson Hewitt agrees that HSBC should proceed with such request based upon such cost estimate, HSBC agrees to bear the first [*] of such cost for each Tax Season, and Jackson Hewitt shall be

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

responsible for costs in excess of such amount. In the event any amount is not utilized during Tax Season 2006, such amount shall be added to the amount available for, and shall become the aggregate amount available in, Tax Season 2007.

(c) HSBC shall process Applications and administer Financial Products with respect to such Applications facilitated by Operators according to the credit criteria established by HSBC (or the Originator) subject to the terms of this Agreement. In accordance with the Application, HSBC shall cause Originator to establish an account (“Deposit Account”) for Customers, and Originator shall maintain the right to offset against all sums received from the IRS or state taxing authority which are deposited in the Deposit Account in connection with such Applicant’s refund all monies owed in connection with the Financial Product, any previous financial product, or to Jackson Hewitt and Operators for certain charges. If a Customer is mailed a refund check rather than receiving the refund electronically in the Deposit Account, or receives a refund less than the amount anticipated, then Originator shall have the right under the Application with the Customer to be paid directly by such Customer.

(d) HSBC’s Program shall be generally competitive in the marketplace and HSBC shall not take actions that would be unreasonably impractical for Jackson Hewitt and the Operators to administer or facilitate in connection with the Program (taking into account Jackson Hewitt’s operational needs and other programs). HSBC shall operate the Program in accordance with industry standards [*]. The parties shall in good faith seek to have the Program be compelling to customers in the marketplace.

4.3 Delivery of Authorized Charges. HSBC shall, upon delivery to Jackson Hewitt of an Applicant’s funding record or check print record, remit on the same Business Day(s) if such record is received by 6 pm ET on that day, directly by way of an automated clearing house credit to the appropriate bank account (as identified to HSBC in writing by Jackson Hewitt), all fees or charges authorized by the Applicant for payment to Jackson Hewitt or the Operator. Jackson Hewitt shall use commercially reasonable efforts to require an Operator to deliver a reconciliation record within two (2) Business Days after such funding.

4.4 Establishment of Program Parameters. Each Tax Season HSBC or its Originator shall determine the Program parameters, including all fees related to Financial Product offerings to customers, Qualifying Procedures, Program Protocols, and the credit criteria that shall apply to each loan product. HSBC shall deliver information concerning the aforementioned fees, Qualifying Procedures, Program Protocols, and credit criteria (other than credit criteria related to proprietary scoring) in writing to Jackson Hewitt no later than the October 31 prior to each Tax Season. HSBC shall consider all reasonable requests of Jackson Hewitt regarding impact to the Jackson Hewitt Tax Service business or other general suggestions regarding enhancements to the Program. HSBC may not modify any of the aforementioned fees, Qualifying Procedures, Program Protocols, or credit criteria (other than credit criteria related to proprietary scoring) for the ensuing Tax Season after such information is so provided to Jackson Hewitt unless approved by Jackson Hewitt, which approval shall not be unreasonably withheld. Financial Products in the Program shall have a pricing structure consistent with past practice of HSBC programs offered to

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

Jackson Hewitt Tax Service customers (that is, a RAL shall have a finance charge and a fee shall be charged for the opening and administration of the Deposit Account), although the amount of such fees may be different, and unless Jackson Hewitt has consented to an alternative. HSBC or its Originator shall offer all Financial Products at all times during the Tax Season and other agreed to periods.

4.5 Development of Forms/Materials. HSBC shall develop materials for the offering, receipt and processing of Applications, and in connection with the Program Protocols, and shall create and distribute to Jackson Hewitt for its prior review forms to be used by each Operator. HSBC may, but shall not be required to, create solicitation, marketing and/or promotional materials relating to the Program, each of which (if created) shall be subject to Jackson Hewitt’s prior review. HSBC covenants and agrees that the Program Protocols and all documents and materials created or provided by HSBC (or by it on behalf of Originator) shall comply with Applicable Law. All such forms, consents and other materials prepared by HSBC shall be delivered to Jackson Hewitt to provide Jackson Hewitt with sufficient time to review and comment in advance of each Tax Season HSBC shall take into account all reasonable requests of Jackson Hewitt in connection with the review of all such materials and other matters in connection with the Program, including Program Protocols and procedures. All such forms, documents and materials shall be reasonably customized for the Program taking into account the specific names and needs of Jackson Hewitt and Jackson Hewitt Tax Service. HSBC shall deliver its marketing guidelines to Jackson Hewitt in advance of Jackson Hewitt’s marketing planning for each Tax Season.

4.6 Compliance with Laws, Rules and Regulations. HSBC and the Originator shall comply with all Applicable Law in connection with their respective administering and offering of the Program and the performance of their respective obligations hereunder and under the Program. HSBC represents that (i) the Financial Products may be lawfully provided by the Originator and (ii) that the facilitation of Financial Products by the Operators and Jackson Hewitt will be in compliance with Applicable Law, as long as the Operators and Jackson Hewitt comply with all laws applicable to their role as facilitators of Financial Products.

4.7 Review of Marketing Materials Prepared by Jackson Hewitt. HSBC shall review, comment upon, and approve or disapprove marketing materials submitted to HSBC by Jackson Hewitt within [*] of its receipt thereof. If HSBC disapproves of such materials, the parties shall mutually agree on alternative language within [*] thereafter. If HSBC approves such materials, such materials shall be in compliance with the Federal Truth in Lending Act or Regulation Z of the Federal Reserve Board or other federal or state laws or regulations solely applicable to national banks or consumer lenders and Jackson Hewitt may rely on the same. Jackson Hewitt shall be responsible for, and shall not have the right to rely on HSBC’s review for, any other Applicable Law.

4.8 Check Stock. HSBC shall provide Operators with an adequate supply of consecutively numbered disbursement checks upon which they may affix a facsimile signature by way of an imprint of the authorized signatory of Originator for those customers that elect their Financial Product to be disbursed by check. HSBC shall replenish such check stock promptly

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

upon the request of such Operator or Jackson Hewitt (including, if necessary, by overnight delivery at HSBC’s expense, unless Jackson Hewitt failed to exercise due care in making such a request or in the handling of check stock).

4.9 Processing of Loan Applications; Check Print Authorizations. HSBC shall timely process each Application in accordance with industry standards, provided that HSBC shall in the ordinary course of business process (i) Money Now Loan, HELP Loan and Flexloan (and any other instant product agreed to from time to time) Applications within three minutes of receipt of such Application from an Operator or Jackson Hewitt, and (ii) RAL (and other financial product agreed to from time to time) Applications prior to the expiration of eight hours after having received from the Operator or Jackson Hewitt an acknowledgment of the due filing of the Applicant’s Return, together with any corresponding debt indicator, as received from the IRS (unless such failure to do so is caused by an event affecting the industry generally or is otherwise outside of HSBC’s control). The foregoing process times shall, in each case, be met [*] of the time (i.e. a [*] service level). Upon the approval of an Application, HSBC shall promptly communicate check print authorizations to the Operator.

4.10 Availability of Funds. HSBC shall have sufficient funds available at all times to pay, or cause the payment of, all Financial Products disbursements authorized for disbursement.

4.11 Reports. HSBC shall provide, in a timely fashion, such reports to Jackson Hewitt as Jackson Hewitt reasonably may request, including ad hoc reports as well as reports prepared by HSBC for HSBC’s own use regarding Customers; provided that HSBC is not required to provide reports which contain information regarding other transmitters, non-Customers or proprietary risk model information. HSBC shall otherwise notify and discuss trend information with Jackson Hewitt. In addition, HSBC shall also provide, in a timely fashion, on a monthly basis the reports attached hereto as Exhibit 4.11. HSBC covenants and agrees that all reports will be true, correct and complete in all respects.

4.12 Solicitation. HSBC shall not engage in any solicitation of Customers or Applicants without having obtained Jackson Hewitt’s prior written approval. Jackson Hewitt shall have the right to review and comment on all solicitation materials and lists before any such solicitation take place.

4.13 Online Reports. As agreed upon by the parties, HSBC shall provide web-based, online reports to Operators with respect to Financial Products and the Program in a form acceptable to Jackson Hewitt. The form of reports shall be agreed to from time to time by the parties.

4.14 New Financial Products. HSBC shall devote additional resources, at its own expense, to the joint development of New Financial Products with Jackson Hewitt. The parties acknowledge and agree to keep the terms of such developments confidential. The parties shall resolve ownership rights between the parties prior to implementing New Financial Products. HSBC agrees to commit substantial resources to develop and implement one project as agreed upon the parties each Tax Season at the reasonable request of Jackson Hewitt.

4.15 Training Program. Prior to the 2007 Tax Season, HSBC, at its expense, shall design and establish, with input and cooperation from Jackson Hewitt, a web based training program for the Operators and their respective employees which shall be designed to provide the Operators and their respective employees with education and training about the Financial Products and the Program.

4.16 Compliance Program. HSBC, at its expense shall design, establish and maintain a compliance program which shall include monitoring activities of Operators in connection with the Program.

4.17 Management and Technical Support.

(a) HSBC shall support the Program with at least the following dedicated non-exclusive staffing: (i) one (1) business development group director; (ii) one (1) business development director; (iii) one (1) risk management professional; (iv) one (1) technology director; and (v) one (1) technology project manager.

(b) In the event any persons currently employed in such roles set forth in paragraph (a) above leaves such role, HSBC shall promptly find a replacement in order to maintain service levels and provide Jackson Hewitt notice of such event and the name of such replacement. Such replacement must be reasonably acceptable to Jackson Hewitt. In the event such replacement is not reasonably acceptable to Jackson Hewitt, HSBC shall endeavor to satisfy Jackson Hewitt’s requests. In any event, HSBC shall reimburse Jackson Hewitt for any additional costs of resources required to maintain existing service levels after such original departure occurred.

(c) HSBC shall maintain a “firewall” between personnel exclusively dedicated to other transmitters, tax preparers and software developers and confidential information regarding Jackson Hewitt and the Program.

(d) Any New Financial Product development or any significant modification to a Financial Product will be lead at HSBC by Business Development and Technology representatives.

4.18 Customer Contact. On or before July 1, 2006, and thereafter as such materials change, and other than in connection with customer service or collection telephone calls, HSBC shall provide all materials to be provided to, or be used in contacting customers, including, letters, customer lists and scripts for Jackson Hewitt’s prior review and comment, but Jackson Hewitt shall not have approval rights for such materials. At no time shall HSBC (a) make any comments about Jackson Hewitt Tax Service, other than in reference to the fact that the customer is a Jackson Hewitt Tax Service customer, (b) mention any other tax preparer, in any customer contact with a known Jackson Hewitt Tax Service customer, or (c) distribute letters to Jackson Hewitt Tax Service customers which are not intended to be distributed to such customers, without the prior consent of Jackson Hewitt, or (d) take action or make any comment detrimental to Jackson Hewitt business in its communications with customers, without the prior consent of

Jackson Hewitt. In the event of any of the foregoing, HSBC shall promptly notify Jackson Hewitt and shall in good faith negotiate an appropriate compensation to Jackson Hewitt and/or incentive to such affected Jackson Hewitt customers.

4.19. Applicant Information. Notwithstanding anything herein to the contrary, neither Jackson Hewitt, nor Operators shall be held responsible for false or inaccurate information provided by Applicants.

4.20 Access to Offices. HSBC shall have access to each Operator’s office locations, as set forth in the Participation Agreements, upon notice to and approval by Jackson Hewitt (which approval shall not be unreasonably withheld) for the purpose of assisting and facilitating the operation of the Program at such office locations. Further, in connection with such access, HSBC may inspect any forms, documents, marketing and promotional materials, and check stock that the Operator may possess relating to the Program.

4.21 If Jackson Hewitt reasonably believes that it is subject to a significant legal risk as a result of a regulatory event, court order, or new legislation, the parties shall modify the Program to mitigate such risk.

5. RIGHTS, DUTIES AND OBLIGATIONS OF BENEFICIAL FRANCHISE.

5.1 Licenses. Beneficial Franchise hereby grants to Jackson Hewitt, its subsidiaries and Operators a royalty free, non-assignable, nonexclusive right and license under U.S. Patent Nos. 4,890,228, 5,193,057, and 5,963,921 (“Patent Rights”) to use any data processing system or any method falling within the scope of any claim of the Patent Rights in connection with offering Financial Products. Beneficial Franchise also grants to Jackson Hewitt the exclusive right to grant sublicenses to use any data processing system or method falling within the scope of any claim of the Patent Rights to HSBC.

5.2 Warranties. Beneficial Franchise represents and warrants that it is the true and lawful owner of the Patent Rights, that the Patent Rights do not infringe upon any intellectual property rights of any third parties, that it has the right to grant the rights and licenses described herein and that the Patent Rights are the only patents or license rights Beneficial Franchise owns or has the right to license relating to the Program. BENEFICIAL FRANCHISE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SUBJECT MATTER OF THESE LICENSES.

5.3 Expiration of Licenses. The licenses granted to Jackson Hewitt, its subsidiaries and Operators under Section 5.1 above shall run until the termination of this Agreement, and the termination of such licenses shall terminate any sublicenses thereof granted by Jackson Hewitt hereunder.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

6. LICENSE AND SUBLICENSE OF CERTAIN RIGHTS;

6.1 Sublicense of Rights Under Patent. Jackson Hewitt hereby grants to HSBC a non-exclusive and non-assignable right and license under the Patent Rights to use any data processing system or any method falling within the scope of any claim of the Patent Rights in connection with the making of RALs and issuing of ACRs to any Applicant.

6.2 License of Trademarks. During the Term and subject to the terms and conditions of this Agreement, each of HSBC and Jackson Hewitt hereby grants to the other a non-exclusive, non-assignable and royalty-free right and license to use, reproduce and display its Marks and the Marks of their respective affiliates relating to the Program, solely in connection with the marketing, making and processing of Financial Products in connection with the Program. Neither party shall at any time adopt or use, or seek to register, without the other party’s prior written consent, any variation of such other party’s Marks, or any mark similar thereto or likely to be confused therewith. Any and all goodwill arising from either party’s use of the other party’s Marks shall inure solely to the benefit of such other party, and neither during nor after the termination of this Agreement shall either party assert any claim to the other party’s Marks or goodwill. Neither party shall use the Marks of the other for any purpose except the purposes specifically set forth herein. All rights in and to the Marks of a party which are not specifically granted to the other herein shall remain with such party.

6.3 Designated Marks. Only those Marks that are designated by a party may be used by the other party or its parents, affiliates, or subsidiaries. Each party may use the other party’s names in connection with the Program or Financial Products, except as provided in Section 11.14.

7. TAX SEASON 2007 AND 2008 CUSTOMERS OPPORTUNITY.

7.1 Tax Season 2006. [*]

7.2 Tax Season 2007. For Tax Season 2007 Jackson Hewitt shall designate HSBC the Financial Product provider under the Program for Operators [*]

7.3 Tax Season 2008. Not later than August 31, 2007, the parties shall commence negotiations in good faith to amend the contract to extend the Program one additional year, with the intention that the Program shall include the opportunity for HSBC to offer Financial Products to customers of additional Operators, [*] subject to the parties mutually agreeing on all terms of such extension, including, without limitation, economics. Such discussions shall not continue past October 31, 2007 unless otherwise mutually agreed.

8. FEES PAID TO JACKSON HEWITT.

8.1 Fees. In consideration of the rights and opportunities granted to HSBC herein, including the rights granted in Article 6, and the performance of services and expense incurred by Jackson Hewitt in connection with the Program, all of which expenses are either directly or indirectly incurred for the benefit of HSBC, HSBC shall pay to Jackson Hewitt, a fee as follows:

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

(a) HSBC shall pay to Jackson Hewitt, (except as designated below) for Tax Season 2006 [*].

(b) HSBC shall pay to Jackson Hewitt, (except as designated below) for Tax Season 2007 [*].

(c) The above consideration shall be due and paid in three equal installments each Tax Season. For Tax Season 2006, the first two installments shall be due and paid no later than March 1, 2006, and the third installment shall be due and paid no later than the last Business Day of March 2006. For Tax Season 2007, the three installments shall be due and paid no later than the last Business Day of January, February, and March 2007 respectively.

(d) Jackson Hewitt shall have the right to direct HSBC to make payments pursuant to this Article 8, directly to other entities or third parties.

8.2 Financial Products. The parties agree that Jackson Hewitt shall have no right to any fees earned by HSBC (or its Originator) for Financial Products. The parties agree that HSBC (or the Originator) is the sole owner of the loans made under the Program.

9. TERM; TERMINATION.

9.1 Term of Agreement. This Agreement shall be effective upon its execution and be deemed effective as of January 1, 2006 and applicable to the Program for Tax Season 2006 and the related preseason period. This Agreement shall terminate and expire on October 31, 2007, unless extended in accordance the terms of this Agreement (the “Term”).

9.2 Termination.

(a) Any party may terminate this Agreement (i) on the tenth (10th) day after receipt of written notice or in the case of the period from November 1 to April 15 the twentieth (20) day after receipt of written notice, by a party during a Tax Season, of its material breach of the performance of its obligations or duties hereunder (provided that the breaching party has failed to cure such breach within such ten-day period); (ii) the offering of the Program is no longer feasible or practical due to legal, legislative or regulatory events, determinations, enactments or interpretations; (iii) the IRS eliminates the debt indicator; or (iv) [*]. In the case of (ii), (iii) and (iv), such termination shall only be effective after a party first delivers notice requesting a meeting to discuss issues surrounding potential termination, and thereafter the parties mutually endeavored in good faith to employ commercially reasonable efforts to resolve such matter for a period of no less than ten (10) days after receipt of such notice. To be effective, the foregoing notice with respect to clause (iv) above must be delivered no later than October 31, 2006, except in the case of Participation Agreements, which shall be delivered on December 29, 2006. After such respective dates, the respective termination rights set forth in clause (iv) shall expire. The termination rights set forth herein shall be the sole and exclusive remedy for the matters covered in subsections (ii), (iii) and (iv) above, except that with respect to subsections (iv) above, it shall also be deemed a breach of this Agreement if Jackson Hewitt has not demonstrated that its operational limitations were commercially reasonable as required by Section 7.2.

(b) HSBC and Beneficial Franchise, on the one hand, or Jackson Hewitt, on the other, may terminate the Agreement, at any time, immediately upon notice to the other parties, (i) upon the filing by or against the other party of any petition in bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or under comparable law; (ii) upon the other party’s making of an assignment of all or substantially all of its assets for the benefit of creditors; (iii) upon the application of the other party for the appointment of a receiver or trustee of its assets.

(c) Any party may terminate this Agreement upon the effective date of termination of the Technology Services Agreement; provided, however, if it is ultimately determined that the Technology Services Agreement by and between Jackson Hewitt Technology Services Inc. and HSBC of even date herewith (“Technology Services Agreement”) was wrongfully terminated, then such party shall be liable for wrongful termination under this Agreement.

9.3 Return of Proprietary Information. Upon termination of this Agreement, the parties will return to any furnishing party all proprietary and confidential information received in connection with this Agreement and certify in writing to such furnishing party that such receiving party has not retained any copies of such proprietary or confidential information.

9.4 Survival. The provision of Articles 8 (to the extent the payment due date is prior to the effective date of termination), 9, 10, 11.1, 11.2, 11.3, 11.5, 11.15, 11.16, 11.17, 11.18, 11.19, 11.20, 11.21, 11.22, 11.23, 11.24, and 11.25 shall survive termination of this Agreement.

10. INDEMNIFICATION.

10.1 Indemnification by Jackson Hewitt. Except as otherwise limited by this Agreement, Jackson Hewitt shall indemnify, defend and hold harmless HSBC, its affiliates, parents, and subsidiaries, and their respective officers, directors, employees, agents, successors and permitted assigns, from and against any and all expenses and costs (including, without limitation, reasonable attorneys’ fees), judgments, penalties, liabilities (including amounts paid in settlement or other disposition) in connection with any third party claims, disputes, controversies or litigation or regulatory action arising out of, relating to or resulting from (i) any violation or alleged violation of Applicable Law by Jackson Hewitt or TSA in connection with the Program; (ii) any material breach by Jackson Hewitt of any representation, warranty, covenant or agreement hereunder or (iii) the negligence or willful misconduct of Jackson Hewitt in connection with the performance by it of its obligations under this Agreement.

10.2 Indemnification by HSBC. Except as otherwise limited by this Agreement, HSBC shall indemnify, defend, and hold harmless Jackson Hewitt, its affiliates, parents, and subsidiaries, and their respective officers, directors, employees, agents, successors and permitted assigns, from and against any and all expenses and costs (including, without limitation, reasonable attorneys’ fees), judgments, penalties, liabilities (including amounts paid in settlement or other disposition) in connection with any third party claims, disputes, controversies, litigation or regulatory action arising out of, relating to or resulting from (i) the Program Protocols (provided that the Program Protocols have been followed), (ii) the administration, offer and sale of Financial Products by HSBC or Originator hereunder; (iii) any violation or alleged violation of Applicable Law (including, without limitation, the Federal Truth in Lending Act or Regulation Z of the Federal Reserve Board or other applicable federal or state banking and consumer finance laws or regulations) by HSBC, Originator or Beneficial Franchise, or solely by the Financial Products; (iv) the use of the names, trademarks, service marks, trade names, service names, and logos of Originator in any materials produced hereunder and approved by HSBC in connection with the Program; (iv) any material breach by HSBC or Beneficial Franchise of any representation, warranty, covenant or agreement hereunder; or (v) the negligence or willful misconduct of HSBC or Beneficial Franchise in connection with the performance by them of their respective obligations under this Agreement.

10.3 Indemnification Procedures. The indemnitee shall promptly notify the indemnitor in writing of any claim that may be the subject of indemnification under this Article 10; provided, however, that the failure of an indemnitee to so notify the indemnitor shall not relieve the indemnitor of its indemnification obligations hereunder to the extent that such failure does not actually prejudice the indemnitor with respect to such claim. The indemnitee shall have the right (but not the obligation) to defend such action or proceeding by retaining attorneys of its own selection to represent it at the indemnitor’s reasonable expense; provided that the indemnitor shall in all events have the right to participate in such defense. Indemnitee shall not compromise or settle any such claim or action without the prior approval of the indemnitor. Indemnitor shall have the right to sole and exclusive control of the matter upon written notice to the indemnitee that indemnitor shall take full responsibility for all costs, fees, obligations and damages associated with such claim. Indemnitor shall not compromise or settle any claim or action without the prior approval of the indemnitee and Indemnitor shall not be permitted to take actions that would materially adversely affect indemnitee. In the event of disagreement among the parties with respect to the settlement or handling of a third party matter, the parties agree to seek the immediate assistance of a mediator to assist the parties in resolving the matter taking into account the detrimental impact of the proposed action or inaction on the parties respective businesses.

11. MISCELLANEOUS

11.1 Privacy. No party shall make any unauthorized disclosure of or use any personal information of individual consumers which it receives from the other party or on the other party’s behalf other than to carry out the purposes for which such information is received, and each party shall comply in all respects with all applicable requirements of Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations and all other privacy regulations or requirements.

11.2 Information Security. Each party has developed, implemented, and will maintain effective information security policies and procedures that include administrative, technical and physical safeguards designed to (i) ensure the security and confidentiality of confidential information provided to the other parties hereunder, (ii) protect against anticipated threats or hazards to the security or integrity of such confidential information, (iii) protect against unauthorized access or use of such confidential information, and (iv) ensure the proper disposal of confidential information. All personnel handling such confidential information have been appropriately trained in the implementation of that party’s information security policies and procedures. Each party regularly audits and reviews its information security policies and procedures to ensure their continued effectiveness and determine whether adjustments are necessary in light of then-current circumstances including, without limitation, changes in technology, customer information systems or threats or hazards to confidential information. In the event of unauthorized access to confidential information or non-public personal information of individual consumers, each party shall cooperate with the other party, provide any notices and information regarding such unauthorized access to appropriate law enforcement agencies and government regulatory authorities, and affected customers which the other party in its sole discretion deems necessary.

11.3 Proprietary and Confidentiality Rights of The Parties. Each of the parties is informed and acknowledges that implementation and operation of the Program will involve the use of certain systems, computer programs, marketing, product development, risk management, and strategy data and/or other data, including business information or trade secrets (“Proprietary Information”) that are proprietary to the respective parties. Each party will retain in confidence all Proprietary Information received in connection with this Agreement and limit access to or disclosure of such Proprietary Information received in connection with this Agreement solely for the purpose of operation of the Program hereunder. To this end, the recipient will employ the same degree of care to avoid disclosure of such information that it employs with respect to its own information that it deems confidential. Such obligation of confidentiality shall not extend to any information which is shown to have been known by the receiving party prior to disclosure to it by the other party or parties hereto or generally known to others engaged in the same trade or business as the furnishing party, or that is or shall become part of public knowledge through no act or omission by the receiving party or its directors, officers, employees, professional advisors, or other representatives, or that shall have been lawfully received by the receiving party from a third party other than professional advisors and other representatives. Notwithstanding the foregoing, HSBC, upon obtaining appropriate consents from Applicants and the prior written consent of Jackson Hewitt, may share data obtained from such Applicant’s Returns and Applications with its affiliates for the purpose of detecting or preventing fraud.

11.4 New Financial Products. Notwithstanding anything to the contrary contained herein, if HSBC, after reasonable prior notice from Jackson Hewitt, does not offer any Operator any financial product(s) which are being facilitated by Operators that are not under the Program, then Jackson Hewitt may make alternative arrangements to provide for such product(s) to be facilitated by such Operator through an alternative financial product provider in those states. The foregoing shall not count against any other requirements of Jackson Hewitt or the Operator under this Agreement and shall ratably reduce the requirements of Articles 2, 7, and 8 of this Agreement, and Section 6 of the Technology Services Agreement.

11.5 Audit and Report Rights.

(a) During the Term and for a period of one year thereafter, each party shall upon reasonable written request to the other party, provide access to books and records to the other party; (but not to any third parties without the consent of that party, which consent shall not be unreasonably withheld) and cooperate with, and provide to, the other party such assistance as it reasonably may require in connection with such party’s audit of the Program or matters in connection with the exercise of termination rights.

(b) HSBC shall provide Jackson Hewitt with reports as reasonably requested by Jackson Hewitt, the expense of which shall be split evenly between the parties, in order to permit Jackson Hewitt to perform an adequate assessment of internal control over financial reporting (which reports shall permit Jackson Hewitt’s auditors to audit Jackson Hewitt’s internal control over financial reporting and management’s assessment thereof). If Jackson Hewitt desires a SAS 70 report, HSBC shall engage its external auditors and shall provide a copy of such written report to Jackson Hewitt. The cost of providing the SAS 70 report by the external auditors shall be split evenly between the parties.

11.6 Market Research. HSBC may conduct up-front market research and market sizing with respect to product design and pricing related to the Program. In addition, HSBC may conduct market research regarding new products, product enhancements and competitive intelligence. HSBC may collaborate with Jackson Hewitt (i) to determine other uses for market research including creative/direct mail tests, concept tests, strategy refinement, market sizing, client segmentation, and benchmarking, and (ii) on marketing research projects conducted on Customers. All market research performed on Customers shall be shared with Jackson Hewitt, subject to Applicable Law.

11.7 Changes in HSBC Cross Collection Activities

(a) HSBC shall in good faith discuss the cessation or modification of all or any portion of their cross collection practices during the Term of this Agreement at the request of Jackson Hewitt. If, after such discussions, HSBC and Jackson Hewitt mutually agree that such practices should cease or be modified, in whole or in part, HSBC shall, to the extent not prohibited by an agreement with another RAL lender concerning cross collection, comply with terms of any such agreement with Jackson Hewitt.

(b) In the event HSBC is prohibited from complying with any agreement between HSBC and Jackson Hewitt concerning the cessation or modification of any cross collection practices, HSBC shall nonetheless engage such RAL lender in good faith discussions concerning the cessation or modification of cross collection practices as agreed to by HSBC and Jackson Hewitt.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

(c) Unless Jackson Hewitt otherwise consents in writing, HSBC may only enter into a new agreement or otherwise extend the term of an agreement currently in effect with another RAL lender in connection with cross collection practices if the agreement or amendment states that HSBC may terminate the agreement immediately if it makes a reasonable determination that it is required to do so by law, regulation, or regulatory authority.

(d) [*]

11.8 Quarterly Marketing and Post Implementation Strategies Meetings. HSBC and Jackson Hewitt shall participate in meetings on a quarterly basis to discuss strategy, initiatives and the Program generally, with mutually agreed to attendees. HSBC shall bear expenses of at least [*] for such meetings annually.

11.9 Representations. Each party represents and warrants to the others that (i) it is a corporation in good standing, (ii) its execution of this Agreement does not constitute a violation of any agreement or relationship to which it is a party, (iii) it has the right to enter into and perform its obligations hereunder and to grant the rights granted herein, and (iv) its Marks do not infringe upon the copyrights or trademarks of any third parties.

11.10 Agency; No Third Party Beneficiary.

(a) This Agreement does not establish or create a joint venture among Jackson Hewitt or HSBC (or its Originator) and the employees, agents or representatives of the respective parties and the Originator are not the partners, agents or representatives of each other. Except as otherwise provided in this Agreement, no party shall have, or hold itself out as having, any right, power or authority to act or create any obligation, express or implied, on behalf of the other.

(b) No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

11.11 Joint Marketing. The Parties shall engage in joint marketing activities pursuant to this Agreement and any other joint marketing agreement that may be entered into from time to time.

11.12 Assignment. Subject to the next sentence, this Agreement may not be assigned by any party hereto without the prior written consent of the other, which consent shall not be unreasonably withheld. Either party may assign this Agreement to an affiliate of equal or greater net worth or in connection with a consolidation, merger or sale of all or substantially all of its assets, without the consent of the other party, provided that the successor in interest to such party assumes the obligations of such party hereunder and agrees to be bound by the terms hereof. This Agreement and the covenants and agreements herein contained shall, subject to the provisions of this Section, inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

11.13 Force Majeure. Either party shall be excused from performance hereunder for failure to perform any of the obligations if (i) such failure to perform occurs by reason of any of the following events (“Force Majeure Events”): act of God, fire, flood, storm, earthquake, tidal wave, communications failure, sabotage, war, military operation, terrorist attack, national emergency, mechanical or electrical breakdown, general failure of the postal or banking system, civil commotion, strikes, or the order, requisition, request or recommendation of any governmental agency or acting governmental authority, or either party’s compliance therewith or government proration, regulation, or priority, or any other similar cause beyond either party’s reasonable control and (ii) such Force Majeure Event is beyond such party’s reasonable control. The party excused from performance shall be excused from performance (i) only after notice from the party whose performance is impaired, (ii) only during the continuance of the Force Majeure Event and (iii) only for so long as such party continues to take reasonable steps to mitigate the effect of the Force Majeure Event and to substantially perform despite the occurrence of the Force Majeure Event. The party whose performance is not impaired may terminate this Agreement upon five (5) consecutive days’ notice during any tax season or upon thirty (30) consecutive days’ notice at any other time, effective immediately upon written notice to such party.

11.14 Public Announcements; Press Releases. The parties hereto will jointly determine the appropriateness, timing, distribution, and content of any press releases and any other public announcements that relate to this Agreement or the parties’ business relationship, or that mentions the other party’s or any of its parents’, affiliates’ or subsidiarys’ names or tradenames, and each party and its affiliates may only issue such a press release or public announcement with the prior consent of the other party, subject in all cases to the requirements of Section 11.15 hereof.

11.15 Confidential Nature of Agreement. The parties agree that the terms of this Agreement shall be kept confidential and may be released by a party to an unaffiliated third party only (i) if required by Applicable Law (including applicable laws of the securities and exchange commission and other regulatory bodies), or in connection with a merger, consolidation, sale of the stock or substantially all of the assets or other significant transaction of a party; provided that the party to whom this Agreement is disclosed is bound by confidentiality restrictions no less stringent than those set forth herein, or (ii) with the prior written consent of the other party hereto.

11.16 DISCLAIMERS. THE OBLIGATIONS OF JACKSON HEWITT, HSBC AND BENEFICIAL FRANCHISE UNDER THIS AGREEMENT ARE IN LIEU OF ALL

WARRANTIES, EXPRESS OR IMPLIED. NONE OF JACKSON HEWITT, HSBC OR BENEFICIAL FRANCHISE SHALL BE LIABLE FOR INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR INCOME, LOSS OF USE OR OTHER BENEFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES PERFORMED HEREUNDER.

11.17 Governing Law. Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. §§1051 et seq.), or other federal law, this Agreement and all claims arising from the relationship between the parties hereto shall be governed by, and interpreted in accordance with, the laws of the State of Delaware (without regard to its conflict of laws principles).

11.18 Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery against a signed receipt; (b) facsimile transmission (with confirmation of receipt as provided below); (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or as such other address or facsimile number for such party as shall be specified by notice given hereunder):

If to HSBC to:

HSBC Taxpayer Financial Services Inc.

90 Christiana Road

New Castle, DE 19720

Attention: Vice President - Sales

With a copy to: Office of the General Counsel

If to Beneficial Franchise:

Beneficial Franchise Company, Inc.

200 Somerset Corporate Blvd.

Bridgewater, NJ 08807

Attention: Susan E. Artmann

If to Jackson Hewitt:

Jackson Hewitt Inc.

3 Sylvan Way

Parsippany, NJ 07054

Attention: Group Vice President – Financial Products

With a copy to: Office of the General Counsel

All such notices and communications shall be deemed delivered upon (a) actual receipt thereof by the addressee, (b) actual delivery thereof to the appropriate address, or (c) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously dispatch a copy of the notice to the addressee at the address(es) indicated above by an overnight courier service. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

11.18 Severability; Waiver. If any provision of this Agreement (other than a provision relating to fees or credit criteria) shall for any reason be held invalid, illegal or unenforceable, then the same shall not affect the validity of this Agreement or any other provision hereof, unless such a change has a material impact on any party, and this Agreement shall be interpreted and construed as if such provision to the extent invalid, had not been contained herein. The parties shall in good faith endeavor to redesign the Program or the terms hereof in a manner consistent with the intent and economic effect of this Agreement before terminating this Agreement pursuant to this Section. No waiver of any breach of this Agreement shall be effective unless made in writing and signed by an authorized representative of the waiving party. The waiver by any party of any breach hereof shall not operate or be interpreted as a waiver of any other or subsequent breach.

11. 19 Commitment to Negotiation.

(a) Negotiation. Except with respect to a party’s wrongful use of the Marks of the other party for which the aggrieved party may seek injunctive or such other relief as such aggrieved party may deem appropriate, or litigation brought against either party by third parties, no party hereto shall institute any proceeding in any court or administrative agency or any arbitration to resolve a dispute among the parties before that party has sought to resolve the dispute through direct negotiation with the other parties. If the dispute is not resolved within three weeks after a demand for direct negotiation, the parties may then seek alternative methods of resolution.

(b) Consent to Jurisdiction. The parties agree that any other party may institute any action against it in any state or federal court of competent jurisdiction located in the City of New York, State of New York and irrevocably submits to the jurisdiction of such courts and waives any objection it may have to either the jurisdiction of or venue in such courts. This provision, however, shall not prevent a party from filing suit in any other court of competent jurisdiction if it chooses to do so.

11.20 WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, ANY RELATED DOCUMENT OR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE

THAT ANY SUCH SUIT, ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

11.21 Entire Agreement. This Agreement, together with all Exhibits hereto, including any related agreements, and the Technology Service Agreement represents the entire agreement between the parties with respect to the subject matter set forth herein and each party represents and warrants to the other that there are no oral understandings between or among them or other written documents that differ from the terms and conditions of this Agreement. This Agreement may be modified only by a written agreement, signed by the party against whom enforcement is sought.

11.22 Termination of Agreements. The Amended and Restated Program Agreement made effective on January 1, 2003, by and between Jackson Hewitt, Beneficial Franchise and Household Tax Masters Inc., now known as HSBC Taxpayer Financial Services Inc. and that certain Flexloan Operations Agreement dated as of January 1, 2004, by and between Jackson Hewitt and Household Tax Masters Inc., now known as HSBC Taxpayer Financial Services Inc. are terminated as of the effective date of the Agreement.

11.23 Headings; Construction. Headings used in this Agreement are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section or in any way affect this Agreement.

11.24 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of, which shall be taken together and deemed to be one instrument.

11.25 Further Assurance. From time to time after the execution of this Agreement, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[Remainder Intentionally Left Blank]

The parties have executed and delivered this Agreement as of the day and year first above written.

WITNESS:	HSBC TAXPAYER FINANCIAL SERVICES INC.

/s/ Susan E. Artmann	By:	/s/ Reynold F. Sbrilli
	Name:	Reynold F. Sbrilli
	Title:	Senior Vice President

WITNESS:	BENEFICIAL FRANCHISE COMPANY, INC.

/s/ Reynold F. Sbrilli	By:	/s/ Susan E. Artmann
	Name:	Susan E. Artmann
	Title:	Vice President

WITNESS:	JACKSON HEWITT INC.

/s/ Clark Gill	By:	/s/ Bill San Giacomo
	Name:	Bill San Giacomo
	Title:	Group Vice President – Financial Products

Exhibit 4.11

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

[*]